Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Circle Internet Finance Public Limited Company on Amendment No. 4 to Form S-4 (File No. 333-258582) of our report dated March 3, 2022, with respect to our audits of the financial statements of Concord Acquisition Corp as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

July 11, 2022